EXHIBIT 24.2

POWER OF ATTORNEY

Nomura Holdings, Inc. (the “Company”), hereby constitutes and appoints Shinji Iwai, Senior Managing Director of the Company, its true and lawful attorney-in-fact, to sign any and all amendments, including post-effective amendments, to the Company’s registration statement on Form S-8 relating to Stock Acquisition Rights (No.19) of Nomura Holdings, Inc., Stock Acquisition Rights (No.20) of Nomura Holdings, Inc., Stock Acquisition Rights (No.21) of Nomura Holdings, Inc., Stock Acquisition Rights (No.22) of Nomura Holdings, Inc., Stock Acquisition Rights (No.23) of Nomura Holdings, Inc. Stock Acquisition Rights (No.24) of Nomura Holdings, Inc. Stock Acquisition Rights (No.25) of Nomura Holdings, Inc., Stock Acquisition Rights (No.26) of Nomura Holdings, Inc. and Stock Acquisition Rights (No.27) of Nomura Holdings, Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, this power of attorney has been executed on behalf of the Company by its President and Chief Executive Officer thereunder duly authorized on the 7th day of April, 2010.

NOMURA HOLDINGS, INC.

By:	/s/ Kenichi Watanabe
Name:	Kenichi Watanabe
Title:	President and Chief Executive Officer